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                                                                    Exhibit 4.3


This addendum dated this 18th day of December, 1995 to the Consulting Agreement between Venture Seismic Ltd. and Payne Financial Group, Inc. states the following:


1. Venture Seismic Ltd. agrees to provide Payne Financial Group, Inc. upon execution of the above referenced Consulting Agreement, warrants for 100,000 shares of common stock at $5.25 each, subject to the following:

     i) 60,000 warrants to vest immediately and exercisable the four (4) year period commencing one (1) year following the date of the above referenced Consulting Agreement; and

     ii) 40,000 warrants to vest one (1) year following the date of the above referenced Consulting Agreement and exercisable during the three (3) year period commencing two (2) years following the date of the said Consulting Agreement.


In Witness Whereof the parties hereto, intending to be legally bound, have executed the Addendum I.


                                        Payne Financial Group
                                        750 E. Sample Road, Suite 204
                                        Pompano Beach, Florida


/s/ Paula LaPuma                        By: /s/ Tom Payne
----------------                        ----------------------
Witness                                 Tom Payne, President



                                        Venture Seismic Ltd.
                                        3110 80th Avenue S.E.
                                        Calgary, Alberta, Canada, T2C 1J3


/s/ Greg Wiebe                          By: /s/ Brian Kozun
--------------                          ------------------------------
Witness                                 Brian Kozun, President, CEO